Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Epoch Holding Corporation pertaining to the Epoch Holding Corporation 2004 Omnibus Long-Term Incentive Compensation Plan, of our report dated September 15, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting which appears in the Annual Report on Form 10-K of Epoch Holding Corporation and Subsidiaries for the year ended June 30, 2008.

/s/ CF & Co., L.L.P.
CF & Co., L.L.P.

Dallas, Texas
December 26, 2008